Exhibit 99.3

Company Contact:	Investor Relations Contact:

Ms. Teresa Zhang	Mr. Athan Dounis
Chief Financial Officer	Account Manager
China Wind Systems, Inc.	CCG Investor Relations
Tel: +1-877-224-6696 x705	Tel: +1-646-213-1916 (NY Office)
Email: teresa.zhang@chinawindsystems.com	Email: athan.dounis@ccgir.com
www.chinawindsystems.com

Mr. Shaun Smolarz
Financial Writer
CCG Investor Relations
Tel: +1-646-701-7444 (NY office)
Email:shaun.smolarz@ccgir.com
www.ccgirasia.com

China Wind Systems, Inc. Reports Record First Quarter 2010 results

•	First quarter 2010 revenues increase 114.2% to $16.8 million

•	Net income increased 201.3% to $1.9 million, or $0.08 per diluted share

WUXI, China, May 14 /PRNewswire-Asia-FirstCall/ -- China Wind Systems, Inc. (Nasdaq:CWS - News), ("China Wind Systems" or the "Company"), a leading supplier of forged rolled rings and other forged components to the wind power and other industries and industrial equipment primarily to the textile industry in China, today announced its financial results for the first quarter ended March 31, 2010.

First Quarter 2010 Highlights and Recent Events
--	Net revenues increased 114.2% year over year to $16.8 million
--	Revenue from the sale of forged products to the wind power and other industries increased 173.5% year over year to $11.8 million, or 70.4% of net revenues
--	Revenue from the sale of forged products exclusively to the wind power industry increased 155.2% year over year to $7.0 million, or 41.3% of net revenue
--	Operating income increased 188.0% year over year to $2.9 million
--	Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 197.8% year over year to $3.5 million
--	Net income increased 201.3% to $1.9 million, or $0.08 per diluted share
--	In May 2010, commenced operation of its new electro-slag remelted (ESR) production line
--	In May 2010, announced its agreement to provide trial forged components to Guangdong MingYang Wind Power Technology Co., Ltd.

"We are energized by the strong business momentum that marked the first quarter of 2010," commented Mr. Jianhua Wu, Chairman and CEO of China Wind Systems, Inc. "Given that China is expanding its wind energy capacity more than any other country in the world, we believe that demand for our forged components will continue to demonstrate high growth, particularly with our newly launched super-strength ESR products."

First Quarter 2010 Results

Net revenue for the first quarter of 2010 increased 114.2% to $16.8 million, compared to $7.9 million in the same period of 2009. The increase was primarily due to strong sales growth of forged rolled rings for the wind power industry segment, as well as strong improvement in the dyeing and finishing equipment. Revenue from the sale of forged rolled rings to the wind power industry and other industries grew 173.5% to $11.8 million, or 70.4% of net revenue, compared to $4.3 million, or 55.1% of net revenue, in the same period last year. Revenue from the sale of forged rolled rings exclusively to the wind power industry rose 155.2% to $7.0 million, representing 41.3% of net revenue, compared to $2.7 million, or 34.7% of net revenues in the comparable period last year. Revenue from the Company's dyeing and finishing equipment segment increased 41.5% to $5.0 million, or 29.7% of net revenues, compared to $3.5 million, or 44.9% of net revenue, for the first quarter of 2010. The dyeing and finishing segment improved year over year, reflecting both the effects of the Chinese government's recent support for the textile industry in China as well as a low level of sales during the first quarter of 2009 as a result of the global economic downturn which affected the textile industry in China.

Gross profit for the first quarter of 2010 increased 176.6% to $4.4 million, compared to $1.6 million for the same period in the prior year. Gross margin increased 5.9 percentage points to 26.2%, compared to 20.3% for the same period in 2009. The increase was mostly attributable to cost-savings resulting from the Company's ability to manufacture its forged rolled rings and other components at its new facility where production began in March 2009. As the Company improves its efficiency at the new facility, the Company expects gross margins for forged components to reach in the range of 30% by the end of 2010.

Operating expenses increased 156.6% to $1.5 million, compared to $0.6 million in the comparable period last year, almost entirely from higher selling, general, and administrative expenses related increased payroll expenses, stock-based compensation, and bad debt expense.

Operating income increased 188.0% to $2.9 million, compared to $1.0 million for the same period in the 2009. Operating margin increased 4.4 percentage points to 17.4%, compared to 13.0% in the first quarter last year.

EBITDA, a non-GAAP measurement, rose 197.8% to $3.5 million, compared to $1.2 million in the same period last year.

Net income increased 201.3% to $1.9 million, compared to $0.6 million in the comparable period last year. Diluted earnings per share were $0.08, compared to $0.03 in the same period of 2009. Diluted earnings per share were calculated using weighted average shares of 25,395,026 and 19,664,343 for the three months ended March 31, 2010 and March 31, 2009, respectively.

Financial Condition

As of March 31, 2010, China Wind Systems held cash and cash equivalents of $2.5 million, accounts receivable of $6.9 million, and working capital of $6.2 million. In addition, the Company had $1.8 million in short-term loans payable and stockholders' equity of $49.2 million.

In March 31, 2010, the Company generated $1.7 million in operating cash flow and spent $2.8 million in capital expenditures, primarily for property and equipment related to the additional fabrication equipment for the forged components facility and ESR production line.

Business Outlook

"Thus far in 2010, we have experienced strong order flows, particularly for our forged components designed for the wind power industry," commented Mr. Wu. "We remain in active negotiations with numerous wind energy players since firmly establishing ourselves as a superior provider of high quality forged components in China. As we deliver the first batch of ESR products, we are confident that we will sign more customers, further strengthening our competitive position in the industry. Given the Chinese government's commitment to reduce carbon dioxide emissions, we believe the industry growth momentum will continue to support the expansion of our business."

The Company expects 2010 revenues to be in the range of $76.5 million to $85 million. In 2010, earnings before interest, tax, depreciation and amortization, which is generally referred to as EBITDA and is a non-GAAP financial measure, is expected to be in the range of $22.7 million to $25.2 million. (In the Company's press release dated May 11, EBITDA for 2009 was incorrectly stated as $11.0 million; EBITDA in 2009 was $12.6 million.) In 2010, adjusted net income, which excludes non-cash expenses related to convertible securities and warrants, is anticipated to be between $15.5 million and $16.3 million.

The Company anticipates stronger demand for both its traditional forged products and ESR forged products in 2010, as management expects stronger sales of precision forged products used in large wind turbines. The Company anticipates revenue contributed by its wind industry segment will increase by approximately 75% year over year to $35 million.

Conference Call

China Wind Systems will conduct a conference call at 9:00 a.m. Eastern Time on Friday, May 14, 2010 to discuss its first quarter 2010 results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 359-2891. International callers should dial (702) 224-9578. When prompted, enter passcode: 749 255 93.

If you are unable to participate in the live call, a replay will be available for 14 days starting on May 14, 2010 at 10:00 a.m. ET. To access the replay, dial (800) 642-1687. International callers dial (706) 645-9291. When prompted, enter passcode 749 255 93.

Use of Non-GAAP Financial Information

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

China Wind Systems, Inc. and Subsidiaries

Reconciliation of Net Income to EBITDA

	Three Months Ended
	March 31,	March 31,
	2010	2009
Net Income from consolidated statement of operations	1,947	646
Income Tax expense	910	337
Interest (net)	74	23
Depreciation and Amortization	606	197
EBITDA	3,537	1,203

About China Wind Systems, Inc.

China Wind Systems supplies precision forged components such as rolled rings, shafts and flanges to the wind power and other industries and industrial equipment primarily to the textile industry in China. With its newly finished state-of-the-art production facility, the Company has increased its production and shipment of high-precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com . Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” “expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-Financial Tables Follow-

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months Ended
	March 31,
	2010	2009
	(Unaudited)	(Unaudited)

NET REVENUES	$16,840,682	$7,860,867

COST OF SALES	12,423,987	6,264,218

GROSS PROFIT	4,416,695	1,596,649

OPERATING EXPENSES:
Depreciation	82,955	77,530
Selling, general and administrative	1,401,376	500,948

Total Operating Expenses	1,484,331	578,478

INCOME FROM OPERATIONS	2,932,364	1,018,171

OTHER INCOME (EXPENSE):
Interest income	1,244	230
Interest expense	(74,919)	(23,671)
Foreign currency loss	(1,859)	(11)
Debt issuance costs	-	(12,000)

Total Other Income (Expense)	(75,534)	(35,452)

INCOME BEFORE INCOME TAXES	2,856,830	982,719

INCOME TAXES	910,293	336,661

NET INCOME	$1,946,537	$646,058

COMPREHENSIVE INCOME:
NET INCOME	$1,946,537	$646,058

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	7,270	41,540

COMPREHENSIVE INCOME	$1,953,807	$687,598

NET INCOME PER COMMON SHARE:
Basic	$0.11	$0.04
Diluted	$0.08	$0.03

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	17,252,799	14,988,280
Diluted	25,395,026	19,664,343

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2010	December 31, 2009
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,470,245	$2,278,638
Notes receivable	226,737	329,492
Accounts receivable, net of allowance for doubtful accounts	6,871,154	6,046,422
Inventories, net of reserve for obsolete inventory	3,328,226	2,232,264
Advances to suppliers	561,357	450,507
Prepaid VAT on purchases	867,788	378,543
Prepaid expenses and other	83,550	213,835

Total Current Assets	14,409,057	11,929,701

PROPERTY AND EQUIPMENT - net	39,227,276	36,863,501

OTHER ASSETS:
Land use rights, net	3,708,409	3,729,427

Total Assets	$57,344,742	$52,522,629

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Loans payable	$1,755,387	$2,040,111
Accounts payable	4,546,631	3,404,521
Accrued expenses	476,165	556,662
VAT and service taxes payable	104,282	25,284
Advances from customers	328,799	143,261
Income taxes payable	951,605	1,018,514

Total Current Liabilities	8,162,869	7,188,353

STOCKHOLDERS' EQUITY:
Preferred stock $0.001 par value;
(March 31, 2010 and December 31, 2009 - 60,000,000 shares authorized, all of which were designated as series A convertible preferred, 15,534,264 and
15,419,088 shares issued and outstanding; at March 31, 2010 and December 31,
2009, respectively)	15,534	15,419
Common stock ($0.001 par value; 150,000,000 shares authorized;
17,382,037 and 16,402,204 shares issued and outstanding
at March 31, 2010 and December 31, 2009, respectively)	17,382	16,402
Additional paid-in capital	24,225,451	22,332,756
Retained earnings	20,541,574	18,595,037
Statutory reserve	1,252,980	1,252,980
Accumulated other comprehensive gain - foreign currency translation adjustment	3,128,952	3,121,682

Total Stockholders' Equity	49,181,873	45,334,276

Total Liabilities and Stockholders' Equity	$57,344,742	$52,522,629

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	March 31,
	2010	2009
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,946,537	$646,058
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	584,646	175,113
Amortization of debt discount to interest expense	44,993	1,500
Amortization of land use rights	21,618	21,585
Increase in allowance for doubtful accounts	251,496	1,109
Stock-based compensation expense	286,320	42,031
Changes in assets and liabilities:
Notes receivable	102,808	70,041
Accounts receivable	(1,075,263)	(377,183)
Inventories	(1,095,615)	(515,182)
Prepaid value-added taxes on purchases	(489,189)	-
Prepaid and other current assets	137,756	(57,485)
Advances to suppliers	(110,779)	16,025
Due from related party	-	438,174
Accounts payable	1,141,572	(42,397)
Accrued expenses	(212,230)	45,669
VAT and service taxes payable	78,994	(97,450)
Income taxes payable	(67,074)	(233,343)
Advances from customers	185,517	54,282

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,732,107	188,547

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,810,860)	(951,736)

NET CASH USED IN INVESTING ACTIVITIES	(2,810,860)	(951,736)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	-	542,116
Repayment of loans payable	(330,000)	-
Proceeds from exercise of warrants	1,600,000	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,270,000	542,116

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	360	369

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	191,607	(220,704)

CASH AND CASH EQUILAVENTS - beginning of year	2,278,638	328,614

CASH AND CASH EQUIVALENTS - end of period	$2,470,245	$107,910

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$32,069	$21,264
Income taxes	$977,367	$580,004

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt discount for grant of warrants	$-	$92,985
Common stock issued for future service	$7,470	$-

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